Exhibit 10.1

SALIENT FEATURES OF
LACLEDE GAS COMPANY
DEFERRED INCOME PLAN II FOR
DIRECTORS AND SELECTED EXECUTIVES
(As amended and restated, effective as of January 1, 2005)

Purpose of Plan

Laclede Gas Company (the “Company”) adopted the Deferred Income Plan II, which benefits earned and vested there under as of December 31, 2004 are not subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (the “Grandfathered Plan”).  As a result of the enactment of Code Section 409A, the Company adopted, as of January 1, 2005, The Laclede Group, Inc. Deferred Income Plan (“Group Plan”), which governs amounts earned and vested on January 1, 2005 and thereafter.  Effective as of January 1, 2005, no additional amounts shall be deferrable to this Grandfathered Plan.  Unless otherwise stated, all references herein to the “Plan” shall mean this “Grandfathered Plan.”  The purpose of the Grandfathered Plan is to further the long-term growth and earnings of the Company by providing increased incentives to Directors and key executives (including, but not limited to, Officers), thereby improving the Company’s ability to attract and retain the services of outstanding individuals.

The Plan is designed to enhance the value of current compensation paid to such individuals by permitting a portion of such compensation to be deferred with such deferrals forming the basis for attractive retirement income benefits or, in the case of death before retirement, annual survivor income benefits.

Plan Year

The Plan shall have an initial short Plan Year of October 1, 1993 to December 31, 1993 during which short Plan Year only Officers and other key executive employees (but not non-employee Directors) shall be eligible to make deferrals.  After the initial short Plan Year, a Plan Year shall be a calendar year and all Participants (regardless of whether they are Officers, other key executives, or non-employee Directors) shall be eligible to make deferrals.

Applicability

The Plan will be made available to Directors, Officers and selected key executives of the Company at salary level grade 9, 10,11 (now known as grade level 15 and higher) for the respective periods described herein (“Participants”).

Amounts of Deferral

The Company’s Board of Directors shall determine on an annual basis the Plan Years during which deferrals shall be allowed under the Plan.  Non-employee Directors will be permitted to defer up to 100% of fees and retainers in each year in which deferrals for them are allowed.  The deferral by other Participants shall not exceed 15% of the Participant’s annual salary level (excluding incentive compensation) as of August 31, 1993 in the case of the Plan Years commencing October 1, 1993 and January 1, 1994 and as of the November 1 immediately preceding each other Plan Year.  The minimum amount of deferral in any Plan Year will be $3,000 for each Participant.  Participants shall designate the amount of scheduled deferrals for the upcoming Plan Year in which deferrals are allowed and such designated deferral amounts shall not be changed without the approval of the Compensation Committee; provided, however, that any such change approved by the Compensation Committee shall apply only with respect to deferrals of compensation earned after the date of the change, and amounts already deferred under the Plan shall not be refunded or returned until payable as Retirement Income Benefits or Survivor Income Benefits.  An election to defer must be made prior to October 1, 1993 in the case of the short Plan Year commencing October 1, 1993, and prior to the December 1 immediately preceding each other Plan Year; provided that: (i) those persons eligible to make deferrals for the short Plan Year commencing October 1, 1993 must make their deferral election for calendar year 1994 deferrals by October 1, 1993, and (2) a person who becomes a new Participant after September 30, 1993 may, within 30 days following his or her selection as a Participant, elect to defer compensation to be earned after the date of such election.  The annual salary deferral shall be in uniform monthly amounts.

Retirement Income Benefits

The amount of annual retirement income benefit depends on the amount of the compensation deferred, the ages at which deferrals are made and the Participant’s age at time of retirement.  Retirement income benefits are normally level annual benefits payable to a Participant for a period of 15 years certain following retirement, but extending for life if retirement occurs at age 65 or older, with the first annual benefit payable within 31 days after retirement.  If death occurs prior to the receipt of 15 annual payments, the remaining payments will be made to the Participant’s designated beneficiary.  However, each non-employee Director may elect to receive retirement income benefits payable forty (40) days, or less, prior to such Director’s retirement in a lump-sum equal to the greater of: (a) such Director’s actual deferred account accumulated through the date of payment (which income growth computed in accordance with the table set forth under this heading on page 3); or (b) the amount which would constitute such Director’s accumulated deferred account balance at the date of payment computed by using the applicable minimum retirement income growth percentages specified in the table on page 3 under the heading “Minimum Retirement Income”.  A non-employee Director’s election to receive the lump-sum payment shall be irrevocable, and must be made not later than one year in advance of the date of the non-employee Director’s retirement.

The amount of each annual salary deferral shall be deemed to have been made at the beginning of the Plan Year.  Deferrals will earn income growth for each year based on the following age-related percentages applied to the aggregate amounts of deferrals and prior income growth existing at the beginning of each Plan Year.

Age at Beginning Of Plan Year	Income Rate

Under 55	Moody’s Plus 1%
55 - 60	Moody’s Plus 2%
61 and older	Moody’s Plus 3%

The level annual retirement income benefit will be determined based on the accumulated balance of deferrals and income growth at the time of retirement for each Participant paid out by 15 annual payments with payment period interest computed at the Moody’s Rate applicable to the year of retirement.

The Moody’s Rate for each Plan Year shall be the Composite Average Yield on Corporate Bonds as published by Moody’s Investor Service for the month ending two months before the beginning of each Plan Year.

Minimum Retirement Income

The amount of annual retirement income benefit for each Participant shall not be less than that produced as if the following income growth and amortization period interest rate percentages had been applied to the deferrals:

Age at Beginning Of Plan Year	Income Rate

Under 55	6%
55 - 57	7%
58 - 60	8%
61 and older	9%

Minimum Payout Period Interest Rate	7%

Survivor Income Benefits

Survivor income benefits are level annual benefits payable for a period of 15 years following the death or total disability of a Participant prior to retirement, with the first annual benefit payable within 60 days following the date of death or date of cessation of employment with the Company due to total disability.

The amount of annual survivor income benefit shall be the same as the minimum retirement income benefit which would have been payable based on retirement at age 65 (age 70 for Directors) or, if death or total disability occurs after age 55, the amount of the annual retirement income benefit which would have been payable had the Participant retired at that time, whichever is greater.

The annual survivor income benefit shall be payable to the Participant’s designated beneficiary in the case of death or to the Participant in the case of total disability, if living.  If death occurs prior to the receipt of 15 annual payments by a totally-disabled Participant, the remaining payments shall be made to the Participant’s designated beneficiary.

Terminations

Terminations of employment at Laclede other than by reason of retirement, death or total disability will result in a single payment to the Participant equal to the amount of deferrals plus interest accrued at the Moody’s rate applicable to each Plan Year.  Payment shall be made within 31 days after such termination of employment.

Change of Control

In the event a Participant is terminated, and such constitutes a termination following change in control of the Company, such Participant shall be entitled to receive a lump sum equal to the greater of (a) the present value of the deferred account balance projected under the minimum retirement income formula through age 65 (age 70 for Directors) or (b) the actual deferred account accumulated through the date of termination.  The present value set forth under (a) shall be computed using a discount factor equivalent to the minimum assured Moody’s rate incorporated into the Plan (5%).

Moreover, notwithstanding anything herein to the contrary, to the extent, if any, that any payment or distribution of any portion of the benefit described above (together with any other benefit under any other plan, policy or arrangement) would trigger any adverse tax consequences under Section 280G of the Code, or Section 4999 of said Code, such as loss of deductions to the Company, or the payment of an additional excise tax by the Participant, or both, then the benefit hereunder (and to the extent necessary, under any other plan, policy, or arrangement providing for “parachute payments” as defined under Code Section 280G) shall be reduced (on a pro rata basis for all such plans, policies, or arrangements) to $1 less than that extent, and to no greater extent.  Parachute payments and/or any cutback amount and any other determination with respect to Code Section 280G shall be determined by the Company in good faith.

Miscellaneous

The Plan shall be unfunded and payments hereunder shall be made solely from the general assets of the Company.  To the extent any person acquires the right to receive payments hereunder, such right shall be no greater than that of an unsecured general creditor of the Company.  Notwithstanding the foregoing, the Company may contribute to a trust fund under a “rabbi trust” agreement between the Company and Boatmen’s Trust Company if such a trust fund is hereafter established, and payments under the Plan may be made from any such trust fund.

No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge or encumbrance, and any attempt to anticipate, alienate, sell, assign, pledge or encumber the same shall be void.

Illustrative Benefits

Schedules of typical benefits produced by the Plan are set forth in Appendix A.

LACLEDE GAS COMPANY

DEFERRED INCOME PLAN II FOR DIRECTORS AND SELECTED EXECUTIVES

DESIGNATION OF BENEFICIARY

PRIMARY BENEFICIARY FOR BENEFITS PAYABLE UNDER THE PLAN IN THE EVENT OF MY DEATH:

NAME:

ADDRESS:

RELATIONSHIP:

In the event my primary beneficiary is not alive, or is a trust that has been terminated, at the time of my death, then the benefits payable under the Plan in the event of my death should be paid to:

CONTINGENT BENEFICIARY:

NAME:

ADDRESS:

RELATIONSHIP:

This designation is intended to replace all prior designations made by me under the above Plan.  I reserve the right to change any beneficiary named herein without the consent of such beneficiary by properly completing and delivering a new written Designation of Beneficiary to the Plan Administrator, or Plan Committee, administering the Plan.

Signature

Date